Exhibit 99.1

New York REIT Announces Results for Third Quarter 2017

and Declaration of Distribution of $2.07 Per Share

New York, NY, November 9, 2017 (PR NEWSWIRE) – New York REIT, Inc. (NYSE: NYRT) (the "Company" or "NYRT"), which is liquidating and winding down pursuant to a plan of liquidation, announced today its financial results for the third quarter ended September 30, 2017.

Financial Results

Liquidation Basis of Accounting

Following NYRT’s shareholder approval of the plan of liquidation on January 3, 2017, effective January 1, 2017, in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company began reporting its financial results on the liquidation basis of accounting. Accordingly, on January 1, 2017 the carrying value of the Company’s investments in real estate were adjusted to their liquidation value, which represents the estimated amount of cash that the Company will collect on disposal of assets as it carries out its liquidation activities under the Liquidation Plan. Prior estimates of net assets in liquidation were calculated based on the undiscounted cash flow projections assuming all properties would be sold by March 31, 2018. The current estimate of net assets in liquidation as of September 30, 2017 has been estimated based on undiscounted cash flow projections assuming that all of the properties will be sold by March 31, 2018 except for the remaining interest in Worldwide Plaza. For financial statement presentation purposes, Worldwide Plaza has been valued at $1.725 million based on a current market transaction associated with the Company’s sale of a 48.7% interest in the property on October 18, 2017. Since the decision to hold and operate Worldwide Plaza beyond its original estimated liquidation period, make further capital investment and reposition it is outside normal liquidation activities the estimated accretion in future market value will be reflected in the financial results as the specific actions related to the repositioning have been completed and such increases in market value can be observed. Any assets held longer than the two-year period following the shareholder approval of the Plan of Liquidation must be transferred to a non-traded entity for the remainder of the holding period. The Company currently projects that the remaining interest in Worldwide Plaza will be sold by November 1, 2021. The actual timing of sales has not yet been determined and is subject to future events and uncertainties and the estimates are subject to change based on the actual timing of future asset sales and other market factors. The liquidation value of the Company’s investments in real estate is presented on an undiscounted basis. Estimated costs to dispose of assets and revenues expected to be earned as management carries out its liquidation activities through the end of the projected liquidation period have been presented separately from the related assets. Liabilities are carried at their contractual amounts due as adjusted for the impact of timing of the planned liquidation.

Based on the liquidation basis of accounting, the current estimate of net assets in liquidation at September 30, 2017 results in estimated liquidating distributions of approximately $7.93 per Common Share. Net assets in liquidation reflect Worldwide Plaza at $1.725 billion which is essentially the value “ascribed” or “deemed” as a result of our joint venture transaction described herein. Because the joint venture and refinancing did not close until early in the fourth quarter, net assets in liquidation at September 30, 2017 reflect NYRT’s ownership of Worldwide Plaza at 98.8% and corresponding mortgage debt at the September 30, 2017 outstanding balance of $875 million. Defeasance costs of $109 million and estimated transfer taxes of $57 million are reflected in the net assets in liquidation at September 30, 2017. Additionally approximately $13 million of liquidation period revenues have also been accrued. Based on the liquidation basis of accounting the net value of Worldwide Plaza is $687 million or $4.09 per common share as of September 30, 2017.

Management believes, however, that the combined team of SL Green and RXR will add the necessary talent, expertise and capital, along with the capital contributed by NYRT, to bring Worldwide Plaza to its full potential as a Class A building with a blue chip tenant roster. Management believes that implementation of the business plan for this property may take up to four years given the size of the building, the scope and nature of the capital investment and the time needed to allow for the critical milestones in leasing and asset repositioning to take place. Management estimates that once these actions are implemented and come to fruition, the value of the property could be in the range of $1.9 billion to $2.2 billion on an undiscounted basis. Assuming a $2.0 billion future value for Worldwide Plaza would produce a value of $2.19 per share. In addition, there are contractual rents that generate predictable cash flow coming from Worldwide Plaza during the estimated four year hold period which, net of expenses, we estimate would produce an additional $0.42 per Common Share over the four year hold period. When the residual value of $2.19 and $0.42 per share is added to the dividend declared of $2.07, all of which is derived from excess proceeds from the sale and refinancing of Worldwide Plaza, management’s total estimate for the value of Worldwide Plaza is $4.68 per common share. These residual values are undiscounted. Management’s estimate, like any estimate or projection, is subject to various assumptions and uncertainties including the joint venture’s ability to execute on the business plan, tenants paying their rental obligations, the equity capital and financing markets and New York City market conditions generally. There is no assurance that the joint venture will be successful in taking these various actions and that these actions will, in fact, result in the estimated increase in the value of the property.

The remaining assets are carried on the statement of net assets at an aggregate estimated value of $3.84 per common share. There is inherent uncertainty with these projections, and accordingly, these projections could change materially based on a number of factors both within and outside of NYRT's control including the timing of the sales, the performance of the underlying assets and any changes in the underlying assumptions of projected cash flows.

The reported $7.93 per Common Share estimate of the current liquidating distribution represents a decrease from the Company’s estimate at June 30, 2017. The decrease is primarily the result of (i) a $75.5 million net decrease in liquidation values due to the realized sales of 245-249 West 17th Street (Twitter), 218 West 18th Street (Red Bull), 229 West 36th Street and 256 West 38th Street and a signed contract for sale for 1440 Broadway, (ii) a $63.7 million net decrease in estimated liquidation values of the remaining portfolio due to an overall softening in the market, (iii) a $75.2 million decrease in the Company’s investment in Worldwide Plaza primarily due to debt defeasance costs offset by amortization of mortgage debt premium and additional holding period estimated cash flow and (v) other cumulative adjustments across the portfolio related to changes in closing costs, debt costs and adjustments to holding periods which net to a $4.1 million decrease in net operating cash flow.

The difference between the $8.52 per share estimate of future value and the reported $7.93 per share estimate is derived from a $0.32 per share increase in the estimated future value of Worldwide Plaza, plus an additional $0.27 per share of net cash flow generated by holding Worldwide Plaza for an additional three-year holding period beyond what is recognized in the financial statements.

Third Quarter Activity

•	50 Varick Street – Manhattan, New York - On August 7, 2017, the Company sold to an independent third party its 50 Varick Street office property in Manhattan, New York for a gross sales price of $135.0 million. The property was part of the collateral for the Company’s $760.0 million cross collateralized and secured loans. In connection with the sale, the Company paid down $78.1 million of debt as required under the loan. After satisfaction of debt, pro-rations and closing costs the Company received net proceeds of approximately $49.1 million.

2017 Subsequent Events

Financing and Sales Activity

•	Worldwide Plaza – Manhattan, New York - On October 18, 2017, the Company sold a 48.7% interest in Worldwide Plaza to a joint venture managed by SL Green Realty Corp. and RXR Realty LLC based on the agreed upon value of the property of $1.725 billion. In conjunction with the equity sale, there was a concurrent $1.2 billion refinancing of the existing Worldwide Plaza debt. The Company received cash at closing of approximately $355.0 million from the sale and excess proceeds from the financing, which is net of certain closing costs, including $109.0 million of defeasance and prepayment costs, and a $90.7 million capital reserve. The new debt on Worldwide Plaza bears interest at a blended rate of approximately 3.98% per annum, requires monthly payments of interest only and matures in November 2027.

•	245-249 West 17th Street and 218 West 18th Street – Manhattan, New York - On October 11, 2017, the Company sold to an independent third party the 245-249 West 17th Street (Twitter) and 218 West 18th Street (Red Bull) office properties in Manhattan, New York for a gross sales price of $514.1 million. The properties were part of the collateral for the $760.0 million cross collateralized and secured loans. In connection with the sale, the Company paid down $347.9 million of debt as required under the loans. After satisfaction of debt, pro-rations and closing costs the Company received net proceeds of approximately $146.2 million.

•	229 West 36th Street and 256 West 38th Street – Manhattan, New York – On November 6, 2017, the Company sold to an independent third party the 229 West 36th Street and 256 West 38th Street office properties in Manhattan, New York for a gross sales price of $155.9 million. The 229 West 36th Street property was part of the collateral for the $760.0 million cross collateralized and secured loans. In connection with the sale, the Company paid down $66.1 million of debt as required under the loans. The 256 West 38th Street property was encumbered by a $24.5 million mortgage loan which was satisfied in full upon the sale of the property. After pay down of debt under the cross collateralized and secured loans, satisfaction of the mortgage debt, pro-rations and closing costs the Company anticipates receiving net proceeds of approximately $58.8 million.

•	1440 Broadway – Subsequent to September 30, 2017, the Company entered into a contract to sell to an independent third party the 1440 Broadway office property in Manhattan, New York for a gross sales price of $520.0 million. The 1440 Broadway property is encumbered by a $305.0 million mortgage loan which will be satisfied in full upon the sale of the property. If consummated, the sale of the property is expected to close in the fourth quarter of 2017.

Distribution

The Company’s Board of Directors has declared a cash liquidating distribution of $2.07 per share to be paid on November 28, 2017 to shareholders of record as of November 20, 2017.

Conference Call Information

The Company will host a conference call on Thursday, November 9, 2017 at 9:30 am Eastern Time. Interested parties may access the live call by dialing 877-391-6842, passcode 23246380#.  International callers dial 617-597-9293, passcode 23246380#.

Participants are encouraged to pre-register for the call by accessing the following link: https://cossprereg.btci.com/prereg/key.process?key=PEB7F3RP4

The call may also be accessed via the Internet at www.nyrt.com within the Company News section in the Investor Relations tab.

A telephonic replay of the call will be available through December 9, 2017 by dialing 877-481-4010; conference ID 22347. An online replay will be available until February 9, 2018.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. NYRT's shareholders recently adopted a plan of liquidation pursuant to which NYRT is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value. For more information, please visit our website at www.nyrt.com.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. The statements in this release state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995. It is important to note that future events and the Company's actual results could differ materially from those described in or contemplated by such forward-looking statements. Such forward looking statements include, but are not limited to, statements about potential increases in liquidating distributions if the joint venture is able to complete targeted capital improvements, critical tenant lease renewals and reposition this asset. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions including the New York City real estate market, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) the timing of asset sales. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the Company's most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company's Form 10-Q filings, which discuss these and other factors that could adversely affect the Company's results.

CONSOLIDATED STATEMENT OF NET ASSETS

(Liquidation Basis)

(unaudited, in thousands)

September 30, 2017
Assets
Investments in real estate (1)	$3,401,961
Cash and cash equivalents	93,300
Restricted cash held in escrow	20,478
Accounts receivable	7,722
Other assets	500
Total Assets	$3,523,961

Liabilities
Mortgage notes payable (2)	$1,925,767
Liability for estimated costs in excess of estimated receipts during liquidation	234,720
Liability for non-controlling interests (3)	8,605
Accounts payable, accrued expenses and other liabilities	23,200
Related party fees payable	49
Total Liabilities	2,192,341
Commitments and Contingencies
Net assets in liquidation	$1,331,620

(1)	Represents the estimated gross selling price for all assets held as of September 30, 2017 with Worldwide Plaza at a current carrying value of $1.725 billion.
(2)	Contractual debt as of September 30, 2017. Does not reflect the Worldwide Plaza refinancing which closed on October 18, 2017.
(3)	Represents all amounts that would be due to the venture partners in Worldwide Plaza at September 30, 2017 over the expected hold period and ultimate disposition of the property.

Further details regarding the Company's results of operations, properties, joint ventures and tenants are available in the Company's Form 10-Q for the quarter ended September 30, 2017 which will be filed with the Securities and Exchange Commission and will be available for download at the Company's website www.nyrt.com or at the Securities and Exchange Commission website www.sec.gov.

Contacts

Media:	Investor Relations:
Jonathan Keehner	Wendy Silverstein, Chief Executive Officer
Mahmoud Siddig	New York REIT, Inc.
Joele Frank, Wilkinson Brimmer Katcher	wsilverstein@nyrt.com
jkeehner@joelefrank.com	(617) 570-4750
msiddig@joelefrank.com
(212) 355-4449	John Garilli, Chief Financial Officer
New York REIT, Inc.
jgarilli@nyrt.com
(617) 570-4750